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EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Storage Technology Corporation:

  We consent to incorporation by reference in this Registration Statement on Form S-4 of Storage Technology Corporation of our report dated January 31, 1992, relating to the consolidated statements of operations and cash flows of XL/Datacomp, Inc. and subsidiaries for the year ended December 31, 1991, and the related consolidated statement of stockholder's equity for the fifteen month period ended December 31, 1991, and the related financial statement schedules, which report appears in the December 31, 1993 annual report on Form 10-K, as amended by Form 10-K/A, of Storage Technology Corporation.

      /s/ KPMG PEAT MARWICK LLP
_____________________________________
        KPMG PEAT MARWICK LLP

Chicago, Illinois

January 6, 1995